EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

July 29, 2014

Delaware Cash Reserve® Fund
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Cash Reserve Fund (the “Fund”), which is a series of Delaware Group® Cash Reserve, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class B shares so that shares’ Rule 12b-1 (distribution) fees will not exceed 0.25%. This expense limitation agreement shall be effective for the period July 29, 2014 through July 29, 2015.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

		By:	/s/J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Cash Reserve

By:	/s/Patrick P. Coyne

Name: Patrick P. Coyne
Title: President
Date: July 29, 2014